As filed with the Securities and Exchange Commission on November 12, 2019     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NewLink Genetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	42-1491350
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

2503 South Loop Drive
Ames, IA 50010
(515) 296-5555
(Address of principal executive offices)

NewLink Genetics Corporation 2009 Equity Incentive Plan, as amended
(Full title of the plans)
Brad Powers
General Counsel
NewLink Genetics Corporation
2503 South Loop Drive
Ames, IA 50010
(515) 296-5555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James C. T. Linfield, Esq.
Cooley LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO 80021
(720) 566-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☑
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share
Shares reserved for future grant under the 2009 EIP	5,293,541 shares(2)	$1.53(3)	$8,099,117.73	$1,051.27
Total	5,293,541 shares	N/A	$8,099,117.73	$1,051.27

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of NewLink Genetics Corporation’s (the “Registrant”) common stock, par value $0.01 (the “Common Stock”) that become issuable under the 2009 Equity Incentive Plan, as amended (the “2009 EIP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	Represents additional shares of Common Stock reserved for future grant under the 2009 EIP as a result of the automatic increase in shares reserved thereunder pursuant to the terms of the 2009 EIP.
The number of shares of Common Stock reserved for issuance under the 2009 EIP automatically increased on January 1st of each calendar year, commencing on January 1, 2012 and ending on (and including) January 1, 2019, in an amount equal to 4% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year.
Shares available for issuance under the 2009 EIP were previously registered on a Form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 17, 2011 (File No. 333-178032), November 13, 2012 (File No. 333-184880), January 15, 2013 (File No. 333-186020) and April 10, 2015 (File No. 333-203350).

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price are based upon the average of the high and low prices of registrant’s Common Stock as reported on The Nasdaq Stock Market on November 6, 2019.

EXPLANATORY NOTE

The 5,293,541 shares of common stock (the “Common Stock”) of NewLink Genetics Corporation (the “Registrant”) being registered pursuant to this registration statement on Form S-8 (the “Registration Statement”) are additional securities under the 2009 Equity Incentive Plan, as amended (the “2019 EIP”) and of the same class as the securities for which prior registration statements on Form S-8 were filed with the Securities and Exchange Commission (the “Commission”) on November 17, 2011 (File No. 333-178032), November 13, 2012 (File No. 333-184880), January 15, 2013 (File No. 333-186020), and April 10, 2015 (File No. 333-203350). Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statements are incorporated by reference herein.

On May 9, 2019, the stockholders of the Registrant approved an amendment to the 2009 EIP (prior to such amendment, the “Prior 2009 EIP”), to, among other changes, (i) decrease the automatic annual “evergreen” share increase of shares of Common Stock on January 1st of each year from 4% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year under the Prior 2009 EIP to 3%, commencing January 1, 2020, (ii) extend the terms of such automatic annual “evergreen” increase through January 1, 2029, and (iii) extend the term of the 2019 EIP indefinitely. As the newly reduced 3% automatic annual “evergreen” increase will not commence until January 1, 2020, this Registration Statement represents the 4% automatic annual “evergreen” increases under the Prior 2019 EIP up to and including January 1, 2019.

EXHIBITS

Exhibit Number		Description
4.1
Amended and Restated Certificate of Incorporation filed on November 16, 2011 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant, filed with the Commission on November 18, 2011 (File No. 001-35342))

4.2
Certificate of Amendment to Restated Certificate of Incorporation filed on May 10, 2013 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant, filed with the Commission on May 14, 2013 (File No. 001-35342))

4.3
Amended and Restated Bylaws of NewLink Genetics Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant, filed with the Commission on September 30, 2019 (File No. 001-35342))

4.4
Form of Registrant's Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 of the Registrant, filed with the Commission on October 26, 2011 (File No. 333-1713000))

5.1	*	Opinion of Cooley LLP
23.1	*	Consent of KPMG LLP
23.2	*	Consent of Cooley LLP (included in Exhibit 5.1)
24.1	*	Power of Attorney (see signature page of this registration statement)
99.1a		Prior 2009 EIP (incorporated by reference to Exhibit 10.6 to the Form S-1 of the Registrant filed with the Commission on December 21, 2010 (File No. 333-171300))
99.1b
2009 EIP (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed with the Commission on August 8, 2019 (File No. 001-35342))

99.2		Form of Stock Option Agreement under the 2009 EIP (incorporated by reference to Exhibit 10.7 to the Form S-1 of the Registrant filed with the Commission on December 21, 2010 (File No. 333-171300))
99.3		Form of Stock Option Grant Notice under the 2009 EIP (incorporated by reference to Exhibit 10.8 to the Form S-1 of the Registrant filed with the Commission on December 21, 2010 (File No. 333-171300))
	*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ames, State of Iowa, on November 12, 2019.

NEWLINK GENETICS CORPORATION

By:	/s/ Bradley J. Powers
Bradley J. Powers
General Counsel (Principal Executive Officer)

POWER OF ATTORNEY
Know All Persons By These Presents, that each individual whose signature appears below constitutes and appoints Brad J. Powers and Carl W. Langren, and each or any one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name or for her and in her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Bradley J. Powers Bradley J. Powers	General Counsel (Principal Executive Officer)	November 12, 2019
/s/ Carl W. Langren Carl W. Langren	Chief Financial Officer and Secretary (Principal Financial Officer)	November 12, 2019
/s/ Lori D. Lawley Lori D. Lawley	Vice President Finance (Principal Accounting Officer)	November 12, 2019
/s/ Thomas A. Raffin Thomas A. Raffin, MD	Director	November 12, 2019
/s/ Ernest J. Talarico Ernest J. Talarico, III	Director	November 12, 2019
/s/ Lota S. Zoth Lota S. Zoth	Director	November 12, 2019
/s/ Chad A. Johnson Chad A. Johnson, JD	Director	November 12, 2019
/s/ Matthew L. Sherman Matthew L. Sherman, MD	Director	November 12, 2019